Exhibit 21






                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Phoenix Leasing Associates III, Inc.:

         We have audited the accompanying consolidated balance sheets of Phoenix Leasing Associates III, Inc. (a Nevada corporation) and subsidiary as of September 30, 1999 and June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates III, Inc. and subsidiary as of September 30, 1999 and June 30, 1998, in conformity with generally accepted accounting principles.





San Francisco, California,                                   ARTHUR ANDERSEN LLP
December 28, 1999

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS



                                                      September 30,   June 30,
                                                          1999          1998
                                                          ----          ----

Cash and cash equivalents                             $     7,480   $       546
Deferred organizational and syndication costs,
     net of amortization of $367,200 and $259,200
     as of September 30, 1999 and June 30, 1998,
     respectively                                         504,497       612,497
Due from Phoenix Leasing American Business
     Fund, L.P                                            126,326       212,578
Due from Phoenix Leasing Incorporated                      86,589          --
Investment in Phoenix Leasing American Business
     Fund, L.P.                                            57,943        44,302
                                                      -----------   -----------

         Total Assets                                 $   782,835   $   869,923
                                                      ===========   ===========



LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

     Accounts payable and accrued expenses            $     4,270   $       730
     Due to Phoenix Leasing Incorporated                     --         319,335
                                                      -----------   -----------

         Total Liabilities                                  4,270       320,065
                                                      -----------   -----------

Minority Interest in Consolidated Subsidiary               80,134        26,881
                                                      -----------   -----------


Shareholder's Equity:

     Common stock, without par value, 100 shares
       authorized and outstanding                       1,562,343     1,562,343
     Retained earnings                                    698,331       522,877
     Less:
       Note receivable from Phoenix Leasing
          Incorporated                                 (1,562,243)   (1,562,243)
                                                      -----------   -----------

         Total Shareholder's Equity                       698,431       522,977
                                                      -----------   -----------

         Total Liabilities and Shareholder's Equity   $   782,835   $   869,923
                                                      ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 1999


Note 1.  Organization:

         Phoenix Leasing Associates III, Inc. (the Company) was formed under the laws of Nevada on November 12, 1992. The Company is a wholly owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation, and was originally formed to serve as the general partner of Phoenix Leasing American Business Fund, L.P. (the Program), a California limited partnership.

         On December 14, 1992, the Company organized Phoenix Leasing Associates III, L.P., a California limited partnership (PLAIIILP) to replace the Company as the general partner in the Program. The limited partner of PLAIIILP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who also owns the parent company of PLI. As the general partner of the Program, PLAIIILP will earn the acquisition and management fees and receive the profits, losses and distributions which were to be allocated to the Company (Note 7). The Company is the general partner of PLAIIILP and as of September 30, and June 30, 1998 has a 62.5% ownership interest. This ownership interest is subject to change in accordance with the PLAIIILP Partnership Agreement. Profits and distributions attributable to acquisition fees paid to PLAIIILP by the Program are to be allocated in proportion to the partners' ownership interests. All other profits, losses and distributions shall be allocated to the Company. The financial statements as of September 30, 1999 and June 30, 1998 are presented on a consolidated basis as discussed in Note 2.

         Effective July 1, 1998, the Company and its subsidiary changed its fiscal year end from June 30 to September 30.


Note 2.  Principles of Consolidation:

         The consolidated financial statements as of September 30, 1999 and June 30, 1998 include the accounts of the Company and its subsidiary PLAIIILP. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest in consolidated subsidiary represents the limited partner's interest in PLAIIILP.

         PLAIIILP will record its investment in the Program under the equity method of accounting. As general partner of PLAIIILP, the Company has complete authority in, and responsibility for, the overall management of the Program, which includes responsibility for supervising the Program's acquisition, leasing and remarketing activities, and its sale of equipment.


Note 3.  Use of Estimates:

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.


Note 4.  Note Receivable from Affiliate:

         PLI, the sole shareholder of the Company, as of September 30, 1999 and June 30, 1998 has issued a demand promissory note to the Company totaling $1,562,243. The note provides that its principal amount automatically increases to five percent of the aggregate capital contributions to the Program by its limited partners. There are no restrictions or covenants associated with this note which would preclude the Company from receiving the principal or interest amounts under the terms of the note. The note bears interest at a rate equal to the lesser of ten percent or the prime rate as determined by Citibank, N.A., New

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 1999

Note 4.  Note Receivable from Affiliate (continued):

York, New York, plus one percent. Interest is payable by PLI on the first business day of each calendar quarter. The principal amount is due and payable upon demand by the Company.


Note 5.  Income Taxes:

         Effective July 1, 1998, the Company and its subsidiaries adopted treatment as a Subchapter "S Corporation pursuant to the Federal Income Tax Regulations for tax reporting purposes. Federal and state income tax regulations provide that taxes on the income or loss of the Company are reportable on the shareholder's individual income tax return.

         During the twelve months ended June 30, 1998, the Company's income or loss for tax reporting purposes is included in the consolidated and combined tax returns filed by Phoenix American Incorporated (PAI), which are prepared on the accrual basis of accounting. In accordance with a Tax Sharing Agreement effective July 1, 1991, between the Company and PAI, PAI has assumed all tax liabilities and benefits arising from the Company's income or loss. The Company computes and records its tax attributes and the related benefit or provision is transferred to PAI. The provision for income taxes, for the year ended June 30, 1998 was $58,306.


Note 6.  Organization and Syndication Costs:

         Prior to the organization of PLAIIILP, the Company, on behalf of the Program, paid certain organization and syndication costs associated with the formation and initial equity raising of the Program. The Company funded these reimbursable costs through an advance from PLI. Beginning December 14, 1992, PLAIIILP began paying these reimbursable costs through advances from the Company. Any costs in excess of 15% of equity raised at the termination of the offering period will be paid by PLAIIILP through advances from the Company. The Company has funded these advances from PLI and earnings.

         On a consolidated basis, the Company has paid unreimbursed costs totaling $871,697, as of September 30, 1999. Management has determined that the 15% cap on total organization and syndication costs has been exceeded and the $871,697 was not reimbursed from the Program at the termination of the offering period. The Company does expect to recover the $871,697 over the remaining life of the Program through earnings and management fees. In order to match the offering expenses with the resulting earnings, the Company has elected to amortize the $871,697 excess organization and syndication costs on a straight line basis over the remaining life of the Program.


Note 7.  Compensation and Fees:

         PLAIIILP receives acquisition fees equal to four percent of the purchase price of assets acquired for financed by the Program in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the Program's assets, and management fees equal to two percent of the Program's gross revenues in connection with managing the operations of the Program. In addition, PLAIIILP will receive an interest in the Program's profits, losses and distributions. Management fees of $39,261 and $79,000 and acquisition fees of $94,633 and $133,578 are included in Due from Phoenix Leasing American Business Fund, L.P. on the balance sheet as of September 30, 1999 and June 30, 1998, respectively.

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                               September 30, 1999

Note 8.  Related Parties:

         Phoenix Securities, Inc., an affiliate of the Company, received a fee for wholesaling activities performed in connection with the offering of the limited partnership units of the Program.

         The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLAIIILP in connection with the operation and administration of the Program. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company shall pay PLI fees in an amount equal to two percent of the Program's cumulative gross revenues plus the lesser of two and one half percent of the purchase price of equipment acquired by and financing provided to businesses by the Program or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLAIIILP. Management fees paid to PLI equal $442,290 and $635,581 for the twelve months ended September 30, 1999, and June 30, 1998, respectively, and $101,027 for the three months ended September 30, 1998.


Note 9.  Commitments and Contingencies:

         On October 28, 1997, a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates, II and III LP., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of a constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of CDF V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and refiled them in a separate lawsuit making similar allegations (the "Ash Action"). That complaint was subsequently transferred to Marin County as well.

         Plaintiffs have amended the Berger Action twice. Defendants recently answered the complaint. Discovery has recently commenced. The Companies intend to vigorously defend the Complaint.

         Defendants have filed a demurrer to the Ash Complaint, which plaintiffs amended three times. Discovery has not yet commenced. The Companies intend to vigorously defend the complaint.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Phoenix Leasing Associates III L.P.:

         We have audited the accompanying balance sheets of Phoenix Leasing Associates III L.P. (a California limited partnership) as of September 30, 1999 and June 30, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates III L.P. as of September 30, 1999 and June 30, 1998, in conformity with generally accepted accounting principles.





San Francisco, California,                                   ARTHUR ANDERSEN LLP
December 28, 1999

                       PHOENIX LEASING ASSOCIATES III L.P.

                                 BALANCE SHEETS

                                     ASSETS


                                                        September 30,  June 30,
                                                             1999        1998
                                                             ----        ----


Cash and cash equivalents                                  $    547    $    412
Deferred organizational and syndication costs,
     net of amortization of $367,200 and $259,200
     as of September 30, 1999 and June 30, 1998,
     respectively                                           504,497     612,497
Investment in Phoenix Leasing American Business
     Fund, L.P.                                              57,944      44,303
Due from Phoenix Leasing American Business Fund, L.P.       133,894     212,578
                                                           --------    --------

         Total Assets                                      $696,882    $869,790
                                                           ========    ========


                        LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

     Accounts payable and accrued expenses                 $  2,135    $    365
     Due to General Partner                                 613,913     841,844
                                                           --------    --------

         Total Liabilities                                  616,048     842,209
                                                           --------    --------


Partners' Capital:

     General Partner (70 partnership units)                     700         700
     Limited Partner (42 partnership units)                  80,134      26,881
                                                           --------    --------

         Total Partners' Capital                             80,834      27,581
                                                           --------    --------

         Total Liabilities and Partners' Capital           $696,882    $869,790
                                                           ========    ========

      The accompanying notes are an integral part of these balance sheets.

                       PHOENIX LEASING ASSOCIATES III L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 1999


Note 1.  Organization:

         Phoenix Leasing Associates III L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on December 14, 1992, to act as the general partner of Phoenix Leasing American Business Fund, L.P. (the Program), a California limited partnership. The general partner of the Partnership is Phoenix Leasing Associates III, Inc. (PLAIII), a Nevada corporation and wholly owned subsidiary of Phoenix Leasing Incorporated, a California corporation. The limited partner of the Partnership is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLAIII, who owns the ultimate parent of PLAIII.

         Effective July 1, 1998, the Partnership changed its fiscal year end from June 30 to September 30.

         The Partnership records its investment in the Program under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management of the Program, which includes responsibility for supervising the Program's acquisition, leasing and remarketing activities, and its sale of equipment.


Note 2.  Income Taxes:

         The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes will be recorded on the Partnership's financial statements.


Note 3.  Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


Note 4.  Organization and Syndication Costs:

         The Partnership on behalf of the Program pays certain organization and syndication costs associated with the formation and initial equity raising of the Program. The Partnership funded these reimbursable costs primarily through advances from PLAIII. Any costs in excess of 15% of equity raised at the termination of the offering period will be paid by the Partnership. As of September 30, 1999 the Partnership has paid unreimbursed costs of $871,697. Management has determined that the 15% cap on total organization and syndication costs has been exceeded and that the $871,697 was not reimbursed from the Program at the termination of the offering period. The Company does expect to recover the $871,697 over the remaining life of the Program through earnings and management fees. In order to match the offering expenses with the resulting earnings, the Company has elected to amortize the $871,697 excess organization and syndication costs on a straight line basis over the remaining life of the Program.


Note 5.  Compensation and Fees:

         The Partnership receives acquisition fees equal to four percent of the purchase price of assets acquired or financed by the Program in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the Program's assets, and management fees equal to two percent of the Program's gross revenues in connection with managing the operations of the Program. In addition, the Partnership will receive an interest in the Program's profits, losses and

                       PHOENIX LEASING ASSOCIATES III L.P.

                           NOTES TO THE BALANCE SHEETS

                               September 30, 1999

Note 5.  Compensation and Fees (continued):

distributions. Management fees of $39,261 and $79,000 and acquisition fees of $94,633 and $133,578 are included in Due from Phoenix Leasing American Business Fund, L.P. on the Balance Sheet as of September 30, 1999 and June 30, 1998, respectively.


Note 6.  Allocation of Profits, Losses and Distributions:

         Profits and losses attributable to acquisition fees paid to the Partnership by the Program shall be allocated to the partners in proportion to their ownership interests. All other profits and losses shall be allocated to PLAIII. Distributions are made in accordance with the terms of the partnership agreement.


Note 7.  Related Parties:

         Phoenix Securities, Inc., an affiliate of the Partnership, received a fee for wholesaling activities performed in connection with the offering of the limited partnership units of the Program.

         PLAIII has entered into an agreement with Phoenix Leasing  Incorporated
(PLI), whereby PLI will provide management services to the Partnership in connection with the operations and administration of the Program. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLAIII shall pay PLI fees in an amount equal to: two percent of the Program's cumulative gross revenues plus the lesser of two and one half percent of the purchase price of equipment acquired by and financing provided to businesses by the Program or 100% of the net cash attributable to the acquisition fee which has been distributed to PLAIII plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $442,290 and $635,581, for the twelve months ended September 30, 1999 and June 30, 1998 , respectively, and $101,027 for the three months ended September 30, 1998.


Note 8.  Commitments and Contingencies:

         On October 28, 1997, a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates, II and III LP., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint sought declaratory and other relief including accounting, receivership, imposition of a constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships.

         Plaintiffs severed one cause of action from the Complaint, a claim related to the marketing and sale of CDF V, and transferred it to Marin County Superior Court (the "Berger Action"). Plaintiffs then dismissed the remaining claims in Sacramento Superior Court and refiled them in a separate lawsuit making similar allegations (the"Ash Action"). That complaint was subsequently transferred to Marin County as well.

         Plaintiffs have amended the Berger Action twice. Defendants recently answered the complaint. Discovery has recently commenced. The Companies intend to vigorously defend the Complaint.

         Defendants have filed a demurrer to the Ash Complaint, which plaintiffs amended three times. Discovery has not yet commenced. The Companies intend to vigorously defend the complaint.